AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 29, 2002

Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
Form S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
____________________
GREAT PLAINS ENERGY INCORPORATED
(Exact name of Registrant as specified in its charter)

Missouri	43-1916803
(State of incorporation)	(I.R.S. Employer Identification No.)
1201 Walnut
Kansas City, Missouri 64106-2124
(816) 556-2331
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
Jeanie Sell Latz
Executive Vice President - Corporate and Shared Services and Secretary
1201 Walnut
Kansas City, Missouri 64106-2124
(816) 556-2936
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
____________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /X/

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

___________________________________________________________________________________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock (without par value)	$100,000,000	$17.73*	$17,730,000*	$1,632

*Estimated solely for purposes of calculation of registration fee based on the average of the high and low prices of the Common Stock on July 22, 2002, as reported on the NYSE Composite Transactions.

Prospectus

GREAT PLAINS ENERGY INCORPORATED

Dividend Reinvestment and Direct Stock Purchase Plan

1,000,000 Shares of Common Stock
(Without Par Value)

______________________________

Great Plains Energy Incorporated (GPE) offers you the opportunity to participate in its Dividend Reinvestment and Direct Stock Purchase Plan (Plan). The Plan is a convenient way for you to:

*   Purchase shares of GPE's common stock.
*   Reinvest all or some of your cash dividends in additional shares.
*   Deposit your stock certificates for safekeeping.

This is a restatement of GPE's Dividend Reinvestment and Direct Stock Purchase Plan. If you are currently enrolled in the GPE Plan, your enrollment will continue uninterrupted in the plan.

The Administrator of the Plan may buy shares of common stock on the open market (New York Stock Exchange) or directly from GPE. If it buys on the open market, the price of the shares will be the average cost of all shares purchased for the relevant investment date plus a nominal brokerage commission fee (currently $.05 per share). If it buys from GPE, the price will be the average of the high and low prices of the common stock for the relevant investment date as reported on the New York Stock Exchange -Consolidated Tape.

GPE common stock is traded on the New York Stock Exchange under the symbol "GXP". Prior to October 1, 2001, the Company's stock was formerly traded under the name "Kansas City Power & Light Company", symbol "KLT". The closing price of the Company's common stock on July 22, 2002 on the NYSE consolidated tape was $17.86 per share.

GPE's principal executive office is located at 1201 Walnut, Kansas City, Missouri 64106-2124, and the telephone number is (816) 556-2331.

____________________

These securities have not been approved or disapproved by the securities and exchange commission or any state securities commission nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

____________________

July 29, 2002

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and proxy statements and other information with the Securities and Exchange Commission (the "SEC") through the SEC's Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC's website (http://www.sec.gov). You may read and copy such material at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of such material at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

The SEC allows us to "incorporate by reference" into this prospectus the information we file with them. This means that we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be included in and an important part of this prospectus and should be read with the same care. Information that we file later with the SEC that is incorporated by reference into this prospectus will automatically update and supercede this information. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the securities described in this prospectus is completed:

*    Our Annual Report on Form 10-K for the year ended December 31, 2001 (the "2001 Form 10-K")
*    Our Report on Form 8-K/A dated February 8, 2002
*    Our Report on Form 10-Q for the quarter ended March 31, 2002
*    Our Report on Form 8-K dated April 24, 2002

This prospectus is part of a registration statement we have filed with the SEC relating to our securities. As permitted by the SEC's rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Section or through its website.

You may obtain a free copy of our filings with the SEC by writing or telephoning us at the following address: Great Plains Energy Incorporated, 1201 Walnut, Kansas City, Missouri 64106-2124 (Telephone No.: 816-556-2331) Attention: Corporate Secretary, or by contacting us on our website (www.greatplainsenergy.com).

CAUTIONARY STATEMENTS REGARDING
CERTAIN FORWARD-LOOKING INFORMATION

Statements made in this report that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the registrants are providing a number of important factors that could cause actual results to differ materially from provided forward-looking information. These important factors include:

*   future economic conditions in the regional, national and international markets
*   state, federal and foreign regulation
*   weather conditions including weather-related damage
*   cost of fuel
*   financial market conditions including, but not limited to, changes in interest rates
*   inflation rates
*   increased competition including, but not limited to, the deregulation of the electric utility industry and the entry of new competitors
*   ability to carry out marketing and sales plans
*   ability to achieve generation planning goals and the occurrence of unplanned generation outages
*   nuclear operations
*   ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses
*   adverse changes in applicable laws, regulations or rules governing environmental regulations (including air quality), tax or accounting matters
*   delays in the anticipated in-service dates of additional generating capacity
*   performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities
*   non-performance of counterparties
*   availability and cost of capital and
*   other risks and uncertainties.

This list of factors is not all-inclusive because it is not possible to predict all possible factors.

GREAT PLAINS ENERGY INCORPORATED

We are a growing, diversified provider of energy and energy related products and services for homes and businesses, both in the Kansas City metropolitan area and nationwide. Through a corporate restructuring which occurred on October 1, 2001, we were formed and became the parent company and sole owner of the common stock of Kansas City Power & Light Company (KCP&L), a public utility subsidiary, engaged primarily in regulated utility operations in western Missouri and eastern Kansas. This restructuring was implemented through an Agreement and Plan of Merger whereby each outstanding share of KCP&L stock was exchanged for a share of Great Plains Energy stock. As a result, Great Plains Energy replaced KCP&L as the listed entity on the New York Stock Exchange. We are a public utility holding company registered with and subject to the regulation of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, as amended. Our other major direct subsidiary is KLT Inc., which has an 83% interest in Strategic Energy, L.L.C. (Strategic Energy) and owns KLT Gas Inc. (KLT Gas) and KLT Investments Inc. (KLT Investments). These respective interests in KLT and its subsidiaries were transferred from KCP&L to us in the form of a stock dividend as part of the corporate restructuring.

Kansas City Power & Light Company is our regulated electric utility which generates, transmits and distributes electricity. KCP&L, headquartered in Kansas City, Missouri, has approximately 474,000 customers located in 23 counties in western Missouri and eastern Kansas. About 58% of KCP&L's retail revenues in 2001 were from Missouri customers and 42% from Kansas customers. Retail revenues accounted for approximately 90% of KCP&L's total electric revenues in 2001. Customers included approximately 419,000 residences, 53,000 commercial firms and 2,000 industrials, municipalities and other electric utilities. KCP&L contributed approximately 66% of our revenue in 2001. KCP&L provides energy-related services to residential customers through its wholly-owned subsidiary, Home Service Solutions Inc.

KLT Inc.'s subsidiaries focus on non-regulated energy-related businesses with potential for strong returns on capital, such as energy services and natural gas development and production. KLT Inc. contributed approximately 29% of our revenue in 2001. Strategic Energy provides energy management services to retail end-users in deregulated markets. KLT Gas invests in natural gas producing properties with a focus on creating value through early stage coal bed methane discovery and development. KLT Investments Inc. is a passive investor in affordable housing limited partnerships that generate tax credits. Our principal executive office is located at 1201 Walnut Street, Kansas City, Missouri 64106. Our telephone number is (816) 556-2331.

IMPORTANT CONSIDERATIONS

The purpose of the Plan is to provide a convenient and useful service for current or potential GPE shareholders. Nothing in this Prospectus or other Plan information represents a recommendation by GPE or anyone else that any person buy or sell GPE common stock. We urge you to read this prospectus thoroughly before you make your independent investment decision regarding participation in the Plan.

The value of GPE shares may increase or decrease from time to time. There is no assurance whether, or at what rate, GPE will continue to pay dividends. The Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or any other entity does not insure Plan accounts.

USE OF PROCEEDS

If GPE issues new shares of common stock under the Plan, the net proceeds will be added to the GPE general funds and used for legal and lawful purposes.

SUMMARY OF PLAN HIGHLIGHTS

Because this section is a summary, it does not contain all the information that may be important to you. You should read the entire Prospectus carefully.

How to Enroll

You need not be a GPE shareholder to participate in the Plan. You may purchase your first GPE shares through the Plan by completing an enrollment form and making an initial minimum cash investment of at least $500. An enrollment fee of $5 will be deducted from this amount prior to investment.

If you are already a GPE shareholder but not a participant in the Plan, you can enroll by completing an enrollment form and sending it to the plan administrator. You can deposit your GPE shares for safekeeping or reinvest all or some of your GPE dividends in GPE common stock.

GPE pays all administrative fees associated with purchases through the Plan; the only charge to you is a one-time enrollment fee of $5 plus a nominal commission fee (currently $.05) per purchased share.

Monthly Investments

After you enroll, you can make investments in any amount from a minimum of $100 to a maximum of $60,000 annually. Investments can be automatically deducted directly from your bank account each month provided the amount meets the minimum/maximum requirements. You can change the amount at any time provided you give the administrator proper instructions about any changes in time to process your request.

How to Pay for Shares

You can make purchases in various ways - by check, automatic deduction or dividend reinvestment. Your investment dollars (minus the enrollment and per share purchase fee) are fully used to purchase GPE shares.

Reinvest Dividends Automatically

You can automatically reinvest all or part of your GPE dividends in additional shares. If you reinvest partially in additional shares, you will receive your remaining dividends in cash.

Sell Plan Shares

You can sell some or all of your shares through the plan administrator for a nominal service charge of $10 plus a nominal commission fee (currently $.10) per share. Sales will be made once a month.

Direct Deposit of Dividends

If you do not reinvest your dividends, you can have your dividend deposited directly into your checking or savings account by electronic transfer on the dividend payable date.

Certificate Safekeeping

Protect your GPE stock certificates from loss, theft or damage by depositing your shares in your account for safekeeping. When you want certificates sent to you, you only need to send a written request.

TERMS OF THE PLAN

Eligibility

Any U.S. person or entity can participate in the Plan if they follow the steps described below under "Enrollment." A citizen or resident of a country outside the United States is also eligible if participation does not violate any governmental regulations or laws.

Enrollment

Read the Prospectus carefully. If you are eligible and want to enroll in the Plan, complete and sign an enrollment form and return it to the plan administrator. To participate in the Plan, you must do one or more of the following:

>Deposit certificate(s) representing one or more shares with the administrator for safekeeping.

>Elect to reinvest cash dividends paid on at least one whole share.

>Make an initial cash investment of at least $500 (and not more than $60,000 annually) (an enrollment fee of $5 will be deducted from this amount prior to investment).

After the administrator approves your enrollment and receives your funds or securities, your participation in the Plan begins.

Initial and Optional Investments

Whether or not you are a GPE shareholder, you may enroll in the Plan by making an initial investment of at least $500 (and no more than $60,000 annually), plus a one-time only enrollment fee of $5.00. After you enroll, you can make investments in any amount from a minimum of $100 to a maximum of $60,000 annually. You may not invest more than $60,000 during any calendar year, not counting qualified Plan distributions, if any. You have no obligation to make optional investments.

You can make your investments by personal check or money order payable to "UMB Bank-GPE." Return your payment to the administrator with a completed enrollment form or the tear-off remittance portion included with your statement of account. Do Not Send Cash.

You can reinvest cash dividends paid on all or some of your GPE shares by making the appropriate selection on the enrollment form. You can also change your reinvestment selection by sending written notice to the Administrator. To be effective for a particular dividend period, the administrator must receive your instructions prior to the record date for the dividend.

Automatic Monthly Investment

You can automatically invest a specified monthly amount (not less than $100 and not more than $60,000 annually) deducted directly from your U.S. bank account by completing the Automatic Monthly Deduction section on the enrollment form and returning it to the administrator. Funds will be transferred from your account three business days prior to the investment date each month. You can change or stop automatic monthly investments by completing and returning a new Automatic Monthly Deduction section on the enrollment form or by sending written notification to the administrator. The administrator must receive your instructions and authorization ten business days prior to the monthly investment date.

Dividend Reinvestment Options

*  Full Reinvestment -- If you choose this option, all of your dividends will be reinvested to purchase additional shares of GPE common stock.

*  Partial Reinvestment -- You may reinvest dividends on a specific percent of shares for an account. Dividends on remaining shares will be paid to you by cash or direct deposit.

*  Optional Cash Investment Only -- All dividends will be paid to you in cash unless you direct otherwise.

Administration

UMB Bank administers the Plan. The administrator serves as transfer agent, registrar and dividend paying agent for GPE. In addition, the administrator receives and invests all cash investments by participants, maintains participants' Plan account records, issues periodic account statements and performs other duties relating to the Plan. If you have questions about the Plan, you may contact the Plan administrator:

UMB Bank, n.a.
Securities Transfer Division
P.O. Box 410064
Kansas City, MO 64141-0064
Phone: (816) 860-7891
Fax: (816) 860-3963

Investment Dates

The investment dates are the 20th day of each month. If the 20th day is not a business day, or if financial markets in New York City are not open for business, the investment date will be the next following business day.

OTHER INVESTMENT INFORMATION

The administrator must receive your funds no later than the close of the business day prior to the investment date. Funds received later are held until the next investment period. No interest is paid on funds held by the administrator pending investment. Therefore, you should send funds to the administrator shortly prior to the deadline investment date. If delivery is by mail, we recommend the mailing be made sufficiently in advance of the investment date to allow time for postal delivery. All investments must be in U.S. dollars and are subject to collection by the administrator of full face value.

At your request, the administrator will return your investment (without interest), if your written request is received two or more business days prior to the investment date. However, refunds of a check or money order will be made only after the administrator actually collects such funds.

There is a $20 charge for each check, electronic funds transfer, or other investment that is rejected due to insufficient funds. When you enroll in the Plan, you authorize the administrator to deduct this charge from your Plan account, if necessary.

Direct Deposit

You can have any cash dividend that is not being reinvested deposited directly into your bank account by completing the direct deposit section on the enrollment form and returning it to the administrator. You can change direct deposit account information or terminate direct deposit by sending written notice prior to the record date to the administrator. To be effective for a particular dividend period, the administrator must receive your instructions fifteen calendar days prior to the record date for the dividend.

Share Safekeeping

You can deposit your common stock certificates with the administrator for safekeeping. To take advantage of this feature, send your share certificates to the administrator by registered, insured mail along with a completed Certificate Deposit Form, or written instructions. Do not endorse your certificates.

The administrator will transfer your safekeeping shares into its name or the name of its nominee and deposit the shares in your Plan account in book-entry form. Safekeeping of your certificates will not affect your dividend reinvestment election.

Transferring Shares from a Brokerage Account

You may transfer shares held in "street name" through a broker or other agent to your Plan account. You should instruct your broker or other agent to initiate the transfer or you can contact the administrator to request assistance.

Share Certificates

The administrator holds shares purchased through the Plan in safekeeping in book-entry form. You can request a certificate for all or some of your Plan shares by sending a written request to the administrator. Certificates for fractional shares will not be issued. Instead, you will receive cash payment for any fractional share. The issuance of a certificate does not affect dividend reinvestment. You may not pledge shares of stock held in book-entry form by the administrator in your Plan account as collateral for a loan or otherwise assign those shares.

Selling Plan Shares

You can sell any number of whole shares held in your Plan account by completing the Change Request Form or by sending written instructions to the administrator. Sale requests must be received no later than two business days prior to the investment date to be effective. Sale proceeds, less a sale fee of $10 and the applicable brokerage commission deductions (currently $.10 per share) and any withholding required by law, are paid by check. A request to sell all shares in your account will terminate your Plan account. Sale requests in a dividend-paying month will be processed after any dividend reinvestment distribution to your account.

Closing a Plan Account

You can close your Plan account at any time by sending written notification to the administrator or by electing to sell or withdraw all shares on the Change Request Form. Electing to sell or withdraw all shares from your Plan account automatically terminates your Plan participation. If you close your Plan account by withdrawing all shares, the administrator will issue you a certificate for all whole shares and the cash value of any fractional share will be paid to you by check.

Instructions to close a Plan account prior to a quarterly dividend payment will be processed as soon as practicable after any dividend disbursement is allocated to your Plan account. After you close an account, you cannot make future investments through the Plan without re-enrolling.

GPE or the administrator, on behalf of GPE has the right to deny, suspend or terminate your participation in the Plan on grounds of excessive enrollment and termination. This is intended to minimize administrative expense and encourage long-term investment.

Price of Shares

Shares may be purchased or sold in the open market or in privately negotiated transactions on terms and conditions acceptable to the administrator. Presently, the administrator purchases and sells shares in the open market on the New York Stock Exchange.

Shares purchased or sold for a particular investment period are credited to your Plan account at the weighted average price per share of all shares purchased or sold for that investment period, less the enrollment/sale fee plus any applicable brokerage charge (currently $.05 per purchased share and $.10 per share sold).

The administrator may purchase shares from or sell shares to GPE if GPE chooses. The price of any shares purchased from or sold to GPE will be the average of the high and low sale prices as reported on the New York Stock Exchange consolidated tape on the transaction date.

The administrator may combine all participants' funds for the purpose of making purchases and may offset purchases of shares against sales of shares for the same investment period under the Plan, resulting in a net purchase or sale of shares.

The administrator will try to purchase or sell shares on the investment date or as soon as practicable for the relevant investment period, but not later than 30 days after the investment date.

You do not have control or authority to direct the price or time at which common stock is purchased or sold for Plan accounts. Therefore, you bear market risk associated with fluctuations in the price of common stock.

Account Statements

You will receive a statement of your account reflecting the amount invested, the purchase price, the number of shares purchased, deposited, sold, transferred, or withdrawn, the total number of shares accumulated and other information quarterly or whenever your account has a transaction activity. The quarterly statement consolidates all shares, certificated as well as book-entry shares. You should keep your statements for income tax and other purposes. If you need a replacement statement you should contact the administrator.

Reports

All notices, statements and reports will be mailed to the latest address on record with the administrator. Address changes may be made in writing or by telephone to the administrator.

MISCELLANEOUS

Rights Offering, Stock Dividends and Stock Splits

Stock dividends or split shares on your Plan book-entry shares will be credited to your book-entry Plan account. If you have elected partial dividend reinvestment, the administrator will adjust your election so that you continue to reinvest cash dividends on approximately the same percentage of your GPE shares prior to the split. In the event of a rights offering, rights will be based on the number of shares credited to your account.

Voting Rights

You can vote all whole and fractional shares of common stock held in your Plan account in person or by the proxy card sent to you. If you do not vote in person or by proxy, your shares will not be voted.

Limitation of Liability

GPE, its directors, officers, employees, and the administrator and its representatives are not liable for anything done in good faith or good faith omissions in administering the Plan. This includes any claim of liability based on the prices or times at which shares are purchased or sold or any change in market price of shares or for the payment or amount of any future dividends on common stock. This is not a waiver of rights you may have under applicable securities laws.

Termination of the Plan

GPE can change, suspend or terminate the Plan at any time, in whole or in part, or may terminate the participation of any participant. GPE reserves the right to close your account if you do not own at least one whole book-entry or certificate share of record. In that case, notices will be mailed to your last known address, along with a check for the cash value of any fractional share.

Tax Consequences

GPE believes the following is an accurate summary of the tax consequences to participation in the Plan as of the date of this Prospectus. This summary may not reflect every possible situation resulting from participation in the Plan; therefore, you should consult your tax advisor.

Shares of common stock purchased on the open market will have a cost basis equal to the purchase price per share, including brokerage commissions. Common stock purchased from GPE will have a cost basis equal to the price paid for the shares. This will be the price at which the administrator credits shares to your account.

In general, the full amount of cash dividends paid to you by GPE is considered taxable income whether received in cash or reinvested under the Plan. A statement of account showing the total amount of dividends will be sent to you and reported to the Internal Revenue Service shortly after the end of the year in which they are payable.

You will generally not realize gain or loss for the U.S. federal income tax purposes upon the withdrawal of shares in certificate form from the Plan, but will generally realize gain or loss on the sale of any whole or fractional shares.

If your dividends are subject to U.S. backup withholding, the administrator will cause dividends, less the appropriate amount of tax required to be withheld, to be reinvested in common stock, or sent by check or direct deposit. The filing of any documentation to obtain a reduction in U.S. withholding tax is your responsibility. If you are subject to such withholding, you should contact your tax advisors or the Internal Revenue Service for information. GPE cannot refund federal income tax withholding amounts.

The above may not apply to certain participants in the Plan, such as tax-exempt entities (e.g., pension funds and IRA's) and foreign shareholders. These participants should consult their tax advisors concerning tax consequences.

DESCRIPTION OF COMMON STOCK

General.

The following descriptions of our common stock and the relevant provisions of our restated Articles of Incorporation and by-laws are summaries and are qualified by references to our Articles of Incorporation and by-laws which have been previously filed with the SEC and are exhibits to this registration statement, of which this prospectus is a part, as well as the applicable Missouri General and Business Corporation Law.

Under our Articles of Incorporation, we are authorized to issue 162,962,000 million shares of stock, divided into classes as follows:

*    390,000 shares of Cumulative Preferred Stock with a par value of $100;
*    1,572,000 shares of Cumulative No Par Preferred Stock with no par value;
*    11,000,000 shares of Preference Stock with no par value; and
*    150,000,000 shares of Common Stock with no par value.

At March 31, 2002, 390,000 shares of Cumulative Preferred Stock and 61,908,574 shares of common stock were outstanding. No shares of Cumulative No Par Preferred Stock or Preference Stock are currently outstanding but such shares may be issued from time to time in accordance with the Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of Preference Stock are set by our board of directors when it is issued.

Dividend Rights and Limitations.

The holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare, subject to any rights of the holders of our preferred and preference stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.

Except as otherwise authorized by consent of the holders of at least two-thirds of the total number of shares of the total outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock, we may not pay or declare any dividends on common stock, other than the dividends payable in common stock, or make any distributions on, or purchase or otherwise acquire for value, any shares of common stock if, after giving effect thereto, the aggregate amount expended during the 12 months then ended (a) exceeds 50% of the net income of the Company available for dividends on Preference Stock and common stock for the preceding 12 months, in case the total of Preference Stock and common stock equity would be reduced to less than 20% of total capitalization, or (b) exceeds 75% of such net income in case such equity would be reduced to between 20% and 25% of total capitalization, or (c) except to the extent permitted in subparagraphs (a) and (b), would reduce such equity below 25% of total capitalization.

No dividends may be declared or paid on common stock and no common stock may be purchased or redeemed or otherwise retired for consideration (a) unless all past and current dividends on Cumulative Preferred Stock and Cumulative No Par Preferred Stock have been paid or set apart for payment and (b) except to the extent of retained earnings (earned surplus).

Voting Rights.

Except as otherwise provided by law and subject to the voting rights of the outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock, the holders of our common stock have the exclusive right to vote for all general purposes and for the election of directors through cumulative voting. This means each shareholder has a total vote equal to the number of shares they own multiplied by the number of directors to be elected. These votes may be divided among all nominees equally or may be voted for one or more of the nominees either in equal or unequal amounts. The nominees with the highest number of votes are elected.

The consent of specified percentages of holders of outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock is required to authorize certain actions which may affect their interests; and if, at any time, dividends on any of the outstanding shares of Cumulative Preferred Stock and Cumulative No Par Preferred Stock shall be in default in an amount equivalent to four or more full quarterly dividends, the holders of outstanding shares of all preferred stock, voting as a single class, shall be entitled (voting cumulatively) to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, which right shall continue in effect until all dividend arrearages shall have been paid.

Liquidation Rights.

In the event of any dissolution or liquidation of the Company, after there shall have been paid to or set aside for the holders of shares of outstanding Cumulative Preferred Stock, Cumulative No Par Preferred Stock, and Preference Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of common stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets available for distribution.

Miscellaneous.

The outstanding shares of common stock are, and the shares of common stock sold hereunder will be, upon payment for them, fully paid and nonassessable. The holders of our common stock are not entitled to any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights.

Transfer Agent and Registrar.

UMB Bank, N.A. acts as transfer agent and registrar for our common stock.

Business Combinations.

The affirmative vote of the holders of at least 80% of the outstanding shares of common stock is required for the approval or authorization of certain business combinations; provided, however, that such 80% voting requirement shall not be applicable if:

*    the business combination shall have been approved by a majority of the continuing directors; or

*    the cash or the fair market value of the property, securities, or other consideration to be received per share by holders of the common stock in such business combination is not less than the highest per-share price paid by or on behalf of the acquiror for any shares of common stock during the five-year period preceding the announcement of the business combination.

LEGAL MATTERS

Legal matters with respect to the common stock offered under this prospectus will be passed upon by Jeanie Sell Latz, Esq., Executive Vice President - Corporate and Shared Services and Secretary. At December 31, 2001, Ms. Latz owned beneficially 44,543 shares of the Company's common stock, including option grants and shares which may be acquired at a later date based on corporate and Ms. Latz's individual performance.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Great Plains Energy Incorporated for the year ended December 31, 2001, except as they relate to DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession), have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report thereon appears in the Form 10-K. The report of PricewaterhouseCoopers LLP referred to above, insofar as it relates to the amounts included for DTI Holdings, Inc. and Subsidiaries, is based solely on the report of Deloitte & Touche LLP. The financial statements of DTI Holdings, Inc. and Subsidiaries (Debtors-in-Possession) (not presented separately or incorporated by reference herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes explanatory paragraphs referring to DTI Holdings, Inc. and Subsidiaries' filing for reorganization under Chapter 11 of the Federal Bankruptcy Code, substantial doubt about DTI Holdings, Inc. and Subsidiaries' ability to continue as a going concern and an impairment charge recorded by DTI Holdings, Inc. and Subsidiaries) which also appears in the Form 10-K. The consolidated financial statements of Great Plains Energy Incorporated referred to above have been incorporated in this Prospectus in reliance on the reports of such firms, given on their authority as experts in auditing and accounting.

INDEMNIFICATION OF DIRECTORS, OFFICERS
AND OTHERS FOR SECURITIES ACT LIABILITIES

Missouri law provides that a Missouri corporation, such as GPE, may indemnify, under circumstances provided by law, its directors, officers, employees and agents against liabilities and expenses they may incur. These circumstances could include indemnification for liabilities and expenses incurred in connection with claims arising under the Securities Act of 1933. GPE's Articles of Consolidation provide for indemnification of our directors, officers, employees, and agents, to the full extent permitted by Missouri law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling GPE under the foregoing provisions, GPE has been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

______________________________

We have not authorized anyone to provide you with any information other than the information included in this Prospectus and the documents to which we refer you. If someone gives you other information, please do not rely on it as being authorized by us.

This Prospectus has been prepared as of July 29, 2002. There may be changes in the affairs of GPE after that date which are not reflected in this document.

We are not offering, or soliciting an offer to buy, these shares in any jurisdiction where an offer or solicitation is not authorized or is illegal.

No person has been authorized to give information or make any representation other than contained in this Prospectus or information incorporated by reference. In the event such information is given or made, it should not be relied upon as being authorized by GPE. This Prospectus is not an offer to buy or sell any of these securities to any person in any State where it is unlawful to make such offer or solicitation. The delivery of this Prospectus or any sale made shall, under any circumstances, imply that information is accurate subsequent to the date of this Prospectus.

____________

Table of Contents

Where You Can Find More Information     2
Cautionary Statements Regarding
   Certain Forwarding-Looking
   Information                                                 2
Great Plains Energy Incorporated              3
Important Considerations                            4
Use of Proceeds                                          4
Summary of Plan Highlights                        4
Terms of the Plan                                         6
Other Investment Information                       7
Miscellaneous                                             10
Description of Common Stock                  11
Legal Matters                                              13
Experts                                                        14
Indemnification of Directors, Officers
   and Others For Securities Act
   Liabilities                                                 14

Dividend Reinvestment and Direct Stock Purchase Plan Common Stock ____________ PROSPECTUS ____________ July 29, 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
Securities and Exchange Commission Registration Fee	$1,632.00
Legal Fees	3,000.00	*
Accounting Fees and Expenses	3,000.00	*
Printing Costs.	15,000.00	*
Postage and Handling Costs	5,000.00	*
Miscellaneous	1,000.00	*
Total	$28,632.00

*Estimated

Item 15. Indemnification of Directors and Officers.

RSMo Section 351.355 (2001) provides as follows:

     1.     A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in an manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     2.     The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the act that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     3.     Except as otherwise provided in the Articles of incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

     4.     Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

     5.     Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

     6.     The indemnification provided by this section shall be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     7.     A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the Articles of Incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

     8.     The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     9.     Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

    10.     For the purpose of this section, references to "the corporation" include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would if he or she had served the resulting or surviving corporation in the same capacity.

    11.     For purposes of this section, the term "other enterprise" shall include employee benefit plans; the term "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

The officers and directors of the Company have entered into indemnification agreements with the Company indemnifying such officers and directors to the extent allowed under the above RSMo Section 351.355 (2001).

Article XIII of the Articles of Incorporation of the Company provides as follows:

     ARTICLE THIRTEENTH. (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Company or is or was an employee of the Company acting within the scope and course of his or her employment or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by The Missouri General and Business Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith. The Company may in its discretion by action of its Board of Directors provide indemnification to agents of the Company as provided for in this ARTICLE THIRTEENTH. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

     (b)     Rights Not Exclusive. The indemnification and other rights provided by this ARTICLE THIRTEENTH shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, By-laws of the Company, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in any other capacity while holding the office of director or officer, and the Company is hereby expressly authorized by the shareholders of the Company to enter into agreements with its directors and officers which provide greater indemnification rights than that generally provided by The Missouri General and Business Corporation Law; provided, however, that no such further indemnity shall indemnify any person from or on account of such director's or officer's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any such agreement providing for further indemnity entered into pursuant to this ARTICLE THIRTEENTH after the date of approval of this ARTICLE THIRTEENTH by the Company's shareholders need not be further approved by the shareholders of the Company in order to be fully effective and enforceable.

     (c)     Insurance. The Company may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Company, or was or is serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this ARTICLE THIRTEENTH.

     (d)     Amendment. This ARTICLE THIRTEENTH may be hereafter amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (a) the effective date of such amendment or repeal; (b) the expiration date of such person's then current term of office with, or service for, the Company (provided such person has a stated term of office or service and completes such term); or (c) the effective date such person resigns his or her office or terminates his or her service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted against Registrant by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 16.      List of Exhibits.

Exhibit Number		Description of Exhibit

4-a	*	Resolution of Board of Directors Establishing 3.80% Cumulative Preferred Stock (Exhibit 2-R to Registration Statement, Registration No. 2-40239).

4-b	*	Resolution of Board of Directors Establishing 4.50% Cumulative Preferred Stock (Exhibit 2-T to Registration Statement, Registration No. 2-40239).

4-c	*	Resolution of Board of Directors Establishing 4.20% Cumulative Preferred Stock (Exhibit 2-U to Registration Statement, Registration No. 2-40239).

4-d	*	Resolution of Board of Directors Establishing 4.35% Cumulative Preferred Stock (Exhibit 2-V to Registration Statement, Registration No. 2-40239).

5		Opinion of Jeanie Sell Latz, Esq., Executive Vice President - Corporate and Shared Services and Secretary of the Company, regarding the legality of the securities.

23-a		Consent of PricewaterhouseCoopers LLP.

23-b		Consent of Deloitte & Touche LLP.

23-c		Consent of Jeanie Sell Latz, Esq., Executive Vice President - Corporate and Shared Services and Secretary of the Company (included in Exhibit 5.a.).

24		Powers of Attorney.

______________________________________________

*     Incorporated by reference herein as indicated.

Item 17. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)      that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)      to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on the 29th day of July, 2002.

GREAT PLAINS ENERGY INCORPORATED

By:	/s/Bernard J. Beaudoin
(Bernard J. Beaudoin)
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Bernard J. Beaudoin (Bernard J. Beaudoin)	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	) ) )
)
/s/Andrea F. Bielsker (Andrea F. Bielsker)	Senior Vice President-Finance, Chief Financial Officer and Treasurer (Principal Financial Officer)	) ) )
)
/s/Neil Roadman (Neil Roadman)	Controller (Principal Accounting Officer)	) )
)
David L. Bodde*	Director	)
(David L. Bodde))
)
Mark A. Ernst*	Director	) July 29, 2002
(Mark A. Ernst))
)
Randall C. Ferguson, Jr.*	Director	)
(Randall C. Ferguson, Jr.))
)
William K. Hall*	Director	)
(William K. Hall))
)
Luis A. Jimenez*	Director	)
(Luis A. Jimenez))
)
James A. Mitchell*	Director	)
(James A. Mitchell))
)
William C. Nelson*	Director	)
(William C. Nelson))
)
Linda Hood Talbott*	Director	)
(Linda Hood Talbott))
)
Robert H. West*	Director	)
(Robert H. West))
*By:	/s/Bernard J. Beaudoin (Bernard J. Beaudoin) Attorney-in-fact

INDEX TO EXHIBITS
Exhibit Number		Description of Exhibit

4-a	*	Resolution of Board of Directors Establishing 3.80% Cumulative Preferred Stock (Exhibit 2-R to Registration Statement, Registration No. 2-40239).

4-b	*	Resolution of Board of Directors Establishing 4.50% Cumulative Preferred Stock (Exhibit 2-T to Registration Statement, Registration No. 2-40239).

4-c	*	Resolution of Board of Directors Establishing 4.20% Cumulative Preferred Stock (Exhibit 2-U to Registration Statement, Registration No. 2-40239).

4-d	*	Resolution of Board of Directors Establishing 4.35% Cumulative Preferred Stock (Exhibit 2-V to Registration Statement, Registration No. 2-40239).

5		Opinion of Jeanie Sell Latz, Esq., Executive Senior Vice President - Corporate and Shared Services and Secretary of the Company, regarding the legality of the securities.

23-a		Consent of PricewaterhouseCoopers LLP.

23-b		Consent of Deloitte & Touche LLP.

23-c		Consent of Jeanie Sell Latz, Esq., Executive Vice President - Corporate and Shared Services and Secretary of the Company (included in Exhibit 5.a.).

24		Powers of Attorney.

______________________________________________

*     Incorporated by reference herein as indicated.